Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul K. Suijk
Senior Vice President and CFO
(804) 287-5694

CADMUS COMMUNICATIONS REPORTS FIRST QUARTER RESULTS

Continued Year over Year Improvement and Continued Progress on

Differentiating Initiatives

RICHMOND, VA (October 30, 2003) — Cadmus Communications Corporation (Nasdaq/NM: CDMS), a leading provider of publisher services, today announced net sales of $106.9 million for the first quarter of its fiscal year 2004, an increase of 1% from $105.4 million in last year’s first quarter. Operating income was $7.1 million, income before cumulative effect of a change in accounting principle1 was $2.1 million, and net income was $2.1 million, or $0.23 per share, for the first quarter of fiscal 2004, compared with operating income of $7.2 million, income before cumulative effect of a change in accounting principle of $2.0 million, and a net loss of $54.3 million, or a loss of $6.02 per share, in the first quarter of fiscal 2003.

Adjusted as described below,2 operating income for the first quarter of fiscal 2004 was $7.2 million, essentially flat with the prior year period, and income before the cumulative effect of a change in accounting principle was $2.2 million, or $0.24 per share, for fiscal 2004, an increase from $2.0 million, or $0.22 per share, in last year’s first quarter.

Highlights for the first quarter were as follows:

•	Net sales increased 1% compared to last year’s first quarter, led by strong growth in content services and continued growth in scientific, technical and medical (“STM”) services and specialty packaging;

•	The Company invested in, and made substantial progress on, four growth-oriented initiatives: (i) the launch of its Cadmus ArticleWorks™ service, (ii) the opening of the Dominican Republic facility, (iii) the ramp-up of its India-based KnowledgeWorks Global Limited content services joint venture, and (iv) the addition of press capacity and equipment to the Company’s journal print operations;

•	Despite a $7.8 million planned cash contribution the Company made to its frozen defined benefit pension plan and $5.5 million of capital spending, total debt (including securitization) increased by only $1.6 million during the quarter; and

•	Interest expense and securitization costs declined to $3.6 million for the fiscal first quarter, down from $4.0 million in last year’s first quarter primarily due to lower debt levels in fiscal 2004 and lower year over year short-term interest rates.

Bruce V. Thomas, president and chief executive officer, remarked, “Given the difficult market conditions that exist for traditional print and the substantial investment we made in our key growth-oriented initiatives, we are generally pleased with our performance this quarter. We achieved year over year improvement in

[1]	For the first quarter of fiscal 2004, there was no cumulative effect of a change in accounting principle. For the first quarter of fiscal 2003, there was a cumulative effect of a change in accounting principle for goodwill.

[2]	Refer to the portion of this release entitled “Use of GAAP and Non-GAAP Measures” for a complete description of the Company’s use of non-GAAP measures and the rationale for their inclusion in this release.

our operating results and, through the four growth-oriented initiatives we undertook, we have positioned our business for better top-line growth as we go forward. The costs related to these initiatives, combined with downtime and disruption resulting from Hurricane Isabel and an increase in our accounts receivable bad debt reserve for our special interest magazines business, did negatively impact our margins during the quarter. However, the initiatives move us in the right direction strategically and have already created several new and exciting opportunities to expand our customer base and the markets that we serve. We are optimistic that we will see positive and potentially meaningful near-term results from these four key initiatives.”

Thomas further stated, “We are pleased that we have been able to sustain year over year top-line growth again this quarter despite difficult market conditions. Led by strong growth in our content services business, we again saw top-line growth in our STM services division. In addition, our Specialty Packaging segment registered another quarter of double-digit growth, fueled by growth in existing accounts as well as new customers and new business wins in the health care and nutrition sectors. This top-line growth was achieved despite downtime and disruption related to Hurricane Isabel, and more than offset softness in our special interest magazine business, which continues to be pressured by lower pricing and the continued excess capacity in the industry.”

Finally, Thomas noted, “We continue to make improvements in our working capital management to improve cash flows. During the first quarter, we made a $7.8 million cash contribution to our now frozen defined benefit pension plan. This contribution should eliminate future contributions in the near term and reduce overall future contributions. In addition, we invested $5.5 million in capital spending in connection with our STM journal services operations and equipment for our packaging business. Despite these substantial cash outflows, our overall debt increased only $1.6 million this quarter – again, a positive indication of our more effective working capital management.”

First Quarter Operating Results Review

Net sales for the fiscal first quarter totaled $106.9 million compared with $105.4 million last year, an increase of 1%. Publisher Services segment sales were $92.3 million, a decrease of less than 1% from $93.2 million last year, as a result of continued softness in pricing and volume in the special interest magazine business offset by continued growth in STM services. Specialty Packaging segment sales were $14.6 million, an increase of 19% from $12.3 million, as this division continued to obtain new projects and new customers, primarily in the healthcare market.

Operating income, adjusted as described below, was $7.2 million or 6.7% of net sales in the first quarter, compared to $7.2 million or 6.8% of net sales last year.3 Cash generated from operations, offset by the $7.8 million cash contribution to the now frozen defined benefit pension plan, resulted in an increase in total debt (including $25.0 million related to securitization) of $1.6 million for the quarter. Income before the cumulative effect of a change in accounting principle, adjusted as described below, totaled $2.2 million, or $0.24 per share, for the fiscal first quarter compared with $2.0 million, or $0.22 per share, in last year’s first quarter.

In connection with the previously announced restructuring program, the Company recorded a pre-tax cash charge of $0.1 million, or $0.01 per share, in the first quarter of fiscal 2004.

Outlook for Fiscal 2004

Commenting on the Company’s outlook for the remainder of fiscal 2004, Mr. Thomas stated, “We believe that we are in a position to sustain our track record of year over year improved earnings throughout fiscal 2004 and, assuming that industry and economic conditions do not deteriorate further and we obtain the expected benefits from our key initiatives, our target for fiscal 2004 remains unchanged. We expect total

[3]	On a GAAP basis, operating income was 6.6% of net sales for the first quarter of fiscal 2004 compared to 6.8% in last year’s first quarter.

debt reduction for the fiscal year to be in the $4-8 million range, giving effect to the first quarter pension contribution.”

Use of GAAP and Non-GAAP Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), the Company has included in this release the following non-GAAP financial measures: (1) “operating income” adjusted to exclude restructuring and other charges of $0.1 million for the three months ended September 30, 2003, (2) “income before cumulative effect of a change in accounting principle” adjusted in the same manner and for the same items as operating income, (3) “earnings per share” adjusted to exclude the restructuring and other charges in the same manner as operating income for the three months ended September 30, 2003, and to exclude the impact of the $56.3 million cumulative effect of a change in accounting principle for the three months ended September 30, 2002, which was recorded upon the Company’s adoption of SFAS No. 142; and (4) “EBITDA” and “EBITDA margin” as a percent of net sales with EBITDA being defined by the Company as earnings before interest, taxes, depreciation, amortization and securitization costs. The Company also excludes the cumulative effect of a change in accounting principle, discontinued operations, and the impact of restructuring and other charges from the computation of EBITDA. For each non-GAAP financial measure, the Company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable GAAP financial measure (see Selected Financial Information and Reconciliation of GAAP to Non-GAAP Measures Table, attached).

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the Company. Specifically, (1) the exclusion of restructuring and other charges permits comparisons of results for on-going business facilities under the current operating structure; (2) the exclusion of the cumulative effect of a change in accounting principle permits comparisons without the impact of financial results driven solely by the adoption of new accounting pronouncements, and (3) EBITDA and EBITDA margin as a percent of net sales are useful measures of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent quarter over quarter comparisons of the Company’s performance. In addition, the Company uses these non-GAAP financial measures internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to repay outstanding liabilities.

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fifth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) our ability to develop and market new capabilities and services to take advantage of technology changes in the publishing process, especially for scientific, technical and medical journals, (4) significant price pressure in the markets in which we compete, (5) the loss of significant customers or the decrease in demand from customers, (6) our ability to continue to obtain improved efficiencies and lower production costs, (7) the financial condition and ability to pay of certain customers, (8) the impact of industry consolidation among key customers, and (9) our ability to operate effectively in markets outside of North America. Other risk factors are detailed from time to time in our other Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2003	2002
Net sales	$106,909	$105,425
Operating expenses:
Cost of sales	87,743	85,482
Selling and administrative	11,965	12,747
Restructuring and other charges	114	—

	99,822	98,229

Operating income	7,087	7,196
Interest and other expenses:
Interest	3,443	3,763
Securitization costs	121	188
Other, net	42	62

	3,606	4,013

Income before income taxes and cumulative effect of a change in accounting principle	3,481	3,183
Income tax expense	1,381	1,210

Income before cumulative effect of a change in accounting principle	2,100	1,973
Cumulative effect of a change in accounting principle for goodwill	—	(56,301)

Net income (loss)	$2,100	$(54,328)

Earnings per share, assuming dilution:
Income before cumulative effect of a change in accounting principle	$0.23	$0.22
Cumulative effect of a change in accounting principle for goodwill	—	(6.24)

Net income (loss) per share	$0.23	$(6.02)

Weighted-average common shares outstanding	9,121	9,030

Cash dividends per common share	$.05	$.05

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2003 (Unaudited)	June 30, 2003
Assets:
Cash and cash equivalents	$1,327	$566
Accounts receivable, net	32,624	30,123
Inventories	21,467	22,347
Other current assets	9,918	8,928
Property plant and equipment, net	108,523	107,853
Other assets, net	134,654	135,109

Total assets	$308,513	$304,926

Liabilities and shareholders’ equity:
Accounts payable	$35,345	$33,681
Accrued expenses and other current liabilities	29,575	31,255
Current maturities of long-term debt	16,000	12,800
Restructuring reserve	713	1,110

Total current liabilities	81,633	78,846

Total debt (net of securitization):
Senior bank debt (matures 3/31/04)	16,000	12,800
Senior subordinated notes (matures 6/1/09)	125,000	125,000
Subordinated promissory notes (matures 3/31/10)	6,415	6,415
Fair value of interest rate swap	2,126	2,590

Total debt (net of securitization)	149,541	146,805
Less current maturities of long-term debt	16,000	12,800

Total long-term debt	133,541	134,005

Other long-term liabilities	59,073	59,667
Shareholders’ equity	34,266	32,408

Total liabilities and shareholders’ equity	$308,513	$304,926

SEGMENT INFORMATION

(in thousands, unaudited)

	Three Months Ended September 30,
	2003	2002
Net sales:
Publisher Services	$92,309	$93,156
Specialty Packaging	14,600	12,269

Total net sales	$106,909	$105,425

Operating income (loss):
Publisher Services	$8,679	$9,487
Specialty Packaging	354	273
Unallocated/other	(1,823)	(2,563)
Restructuring and other charges	(114)	—
Loss on sale of fixed assets	(9)	(1)

Total operating income	$7,087	$7,196

SELECTED FINANCIAL INFORMATION

AND RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share data and percents)

(Unaudited)

	Three Months Ended September 30,
	2003		2002
Capital expenditures	$5,538		$2,768
Operating income, as reported	$7,087	6.6%	$7,196	6.8%
Restructuring and other charges (A)	114	0.1	—	—

Operating income, as adjusted	$7,201	6.7%	$7,196	6.8%

Income before cumulative effect of a change in accounting principle, as reported	$2,100	2.0%	$1,973	1.9%
Income tax expense	1,381	1.3	1,210	1.1

Income before income taxes and cumulative effect of a change in accounting principle, as reported	3,481	3.3	3,183	3.0
Restructuring and other charges (A)	114	0.1	—	—

Income before cumulative effect of a change in accounting principle, as adjusted	3,595	3.4	3,183	3.0
Income taxes	1,420	1.3	1,210	1.1

Income before cumulative effect of a change in accounting principle, as adjusted	$2,175	2.1%	$1,973	1.9%

Earnings per share, assuming dilution:
Net income (loss), as reported	$0.23		$(6.02)
Cumulative effect of a change in accounting principle	—		6.24
Restructuring and other charges, net of taxes(A)	0.01		—

Earnings per share, assuming dilution, as adjusted	$0.24		$0.22

Net income (loss), as reported	$2,100	2.0%	$(54,328)	(51.5)%
Cumulative effect of a change in accounting principle	—	—	56,301	53.4
Income taxes	1,381	1.3	1,210	1.1
Interest	3,443	3.2	3,763	3.6
Securitization costs	121	0.1	188	0.2
Depreciation	4,772	4.4	4,913	4.6
Amortization	163	0.2	—	—
Restructuring and other charges (A)	114	0.1	—	—

EBITDA	$12,094	11.3%	$12,047	11.4%

Margin percentages reflect percentage of net sales.

(A)	Restructuring charges were $0.1 million, net of tax, for the three months ended September 30, 2003.